EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

Among

INTERNATIONAL BUSINESS MACHINES CORPORATION,

BARRON ACQUISITION CORP.

and

RATIONAL SOFTWARE CORPORATION

Dated as of December 6, 2002

TABLE OF CONTENTS

		Page
ARTICLE I

The Merger

SECTION 1.01.	The Merger	1
SECTION 1.02.	Closing	1
SECTION 1.03.	Effective Time of the Merger	2
SECTION 1.04.	Effects of the Merger	2
SECTION 1.05.	Certificate of Incorporation and Bylaws	2
SECTION 1.06.	Directors	2
SECTION 1.07.	Officers	2

ARTICLE II

Conversion of Securities

SECTION 2.01.	Conversion of Capital Stock	3
SECTION 2.02.	Exchange of Certificates	4

ARTICLE III

Representations and Warranties

SECTION 3.01.	Representations and Warranties of the Company	6
SECTION 3.02.	Representations and Warranties of Parent and Sub	33

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01.	Conduct of Business	34
SECTION 4.02.	No Solicitation	40

EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER dated as of December 6, 2002 (this “Agreement”), by and among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“Parent”), BARRON ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and RATIONAL SOFTWARE CORPORATION, a Delaware corporation (the “Company”).

        WHEREAS the Board of Directors of each of the Company, Parent and Sub deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company, recommended that this Agreement be adopted by the Company’s stockholders);

        WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

        WHEREAS concurrently with the execution of this Agreement, certain employees of the Company are entering into agreements with Parent;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

        SECTION 1.01.  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

        SECTION 1.02.  Closing. The closing of the Merger (the “Closing”) will take place at 11:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by

Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall havebeen satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

        SECTION 1.03.  Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall (i) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

        SECTION 1.04.  Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

        SECTION 1.05.  Certificate of Incorporation and Bylaws. (a) The Amended and Restated Certificate of Incorporation of the Surviving Corporation, as amended, shall be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, such Amended and Restated Certificate of Incorporation shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until hereafter changed or amended as provided therein or by applicable Law (as defined in Section 3.01(d)).

        (b)  The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        SECTION 1.06.  Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 1.07.  Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities

        SECTION 2.01.  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”), or the holder of any shares of capital stock of Sub:

(a)  Capital Stock of Sub.  Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

(b)  Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of Company Common Stock that are owned by the Company, as treasury stock, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(c)  Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares to be canceled and retired in accordance with Section 2.01(b), (y) the Appraisal Shares (as defined in Section 2.01(d)) and (z) shares of Restricted Stock (as defined in Section 3.01(c)) to the extent set forth in Section 5.04(iii)) shall be converted into the right to receive $10.50 in cash, without interest (the “Merger Consideration”). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(d)  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

        SECTION 2.02.  Exchange of Certificates.  (a) Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, from time to time after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent funds for the benefit of the holders of Company Common Stock in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

        (b)  Exchange Procedure.  As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail (and shall make available for collection by hand) to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (which instructions shall provide that, at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive from the Paying Agent, on behalf of Parent, as promptly as practicable in accordance with the customary procedures of the Paying Agent, in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person (as defined in Section 8.03) other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

        (c)  No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

        (d)  No Liability.  None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.01(d))), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        (e)  Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the receipt, at the option of such person, of an indemnity or bond (provided that such indemnity or bond is reasonably satisfactory to the Surviving Corporation) against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration.

        (f) Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

Representations and Warranties

        SECTION 3.01.  Representations and Warranties of the Company.  Except as set forth in the letter (with specific reference to the section of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Sub as follows:

        (a) Organization, Standing and Corporate Power.  Each of the Company and its subsidiaries (as defined in Section 8.03) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company or partnership power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except in the case of clause (i) above with respect to the Company), individually or in the aggregate, is not reasonably likely to have a material adverse effect (as defined in Section 8.03) on the Company. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws and the certificate of incorporation and bylaws (or similar organizational documents) of each of its subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives true and complete copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee of the

Board	of Directors of the Company and each of its subsidiaries held since January 1, 1999.

        (b) Subsidiaries.  Section 3.01(b) of the Company Disclosure Letter lists each subsidiary of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.

        (c) Capital Structure.  (i) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock. At the close of business on December 4, 2002, (A) 195,254,867 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (B) 16,188,118 shares of Company Common Stock were held by the Company as treasury shares, (C) options to acquire 60,998,508 shares of Company Common Stock from the Company pursuant to the 1997 Stock Option Plan (as amended), the 1997 Supplemental Stock Plan (as amended), the 1998 Indian Stock Option Plan, the 2000 Director Option Plan and any other plan or arrangement providing for the grant of options to service providers (including employees, directors and consultants) to the Company or any of its affiliates (as defined in Section 8.03) or any predecessors thereto (such plans, collectively, the “Company Stock Plans”) were issued and outstanding, (D) 4,000,000 shares of Company Common Stock were reserved and available for issuance pursuant to the 1998 Employee Stock Purchase Plan (the “ESPP”), (E) 3,588,620 shares of Company Common Stock were subject to a right of repurchase by the Company, subject to forfeiture back to the Company and/or subject to transfer or lock-up restrictions (such shares, together with any similar shares issued after December 4, 2002, are herein referred to as “Restricted Stock”). No shares of Company Common Stock are owned by any subsidiary of the Company. The Company has delivered to Parent a true and complete list, as of the close of business on December 4, 2002, of (x) all outstanding options or other rights to purchase or acquire Company Common Stock granted under the Company Stock Plans or otherwise (such options and rights, together with any similar options or rights issued after December 4, 2002, are herein referred to as “Stock Options”), the number of shares subject to each such Stock Option, the grant dates and exercise prices and vesting schedule of each such Stock Option and the names of the holders thereof and (y) all shares of Restricted Stock, the date any forfeiture or repurchase condition lapses for each share of Restricted Stock, any repurchase price for any share of Restricted Stock and the names of the holders thereof. As of the date of this Agreement, other than the Stock Options, rights under the

ESPP, the Restricted Stock, the Convertible Notes (as defined in Section 3.01(c)(ii)) and the Exchangeable Shares (as defined in Section 3.01(c)(ii)), there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, or on a deferred basis or otherwise. As of the close of business on December 4, 2002, there were outstanding rights to purchase 237,014 shares of Company Common Stock under the ESPP, based on the assumption that the value of Company Common Stock on the last day of the Exercise Period (as defined in Section 5.04(g)) will be equal to the Merger Consideration. As of the end of the most recent semi-monthly payroll period ending prior to the date of this Agreement, the aggregate amount credited to the accounts of the participants in the ESPP was $1,334,390 and the aggregate amount credited to such accounts for such semi-monthly payroll period was $689,251.

(i) Except as set forth above and except for 13,997,670 shares of (ii) Company Common Stock reserved for issuance upon conversion of the Company’s 5% Convertible Subordinated Notes due 2007 outstanding as of the date of this Agreement (the “Convertible Notes”) and 355,204 shares of Company Common Stock reserved for issuance upon redemption or retraction of the Class A Non-Voting Preference Shares in the capital of 1386501 Ontario Limited (the “Exchangeable Shares”), as of the close of business on December 4, 2002, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. Since December 4, 2002, until the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Stock Options or rights under the ESPP, in each case outstanding on such date as required by their terms as in effect on the date of this Agreement or pursuant to the exchange of Exchangeable Shares for Company Common Stock and (y) there have been no issuances by the Company of options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards, other rights to acquire shares of capital stock or other equity or voting interests from the Company or other rights that are linked in any way to the price of Company Common Stock or the value of the Company or any part thereof, other than for rights that may have arisen under the ESPP. As of the date of this Agreement, there are no outstanding stock appreciation rights, phantom stock awards or other rights (other than rights that may have arisen under the ESPP) that are linked in any way to the price of the Company Common Stock or the value of the Company or any part thereof whether or not granted in tandem with a related Stock Option.

(iii) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans and the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Convertible Notes and the Exchangeable Shares, there are no (A) bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries, and (B) except as set forth above, securities or other instruments or obligations of the Company or any of its subsidiaries, in each case, the value of which is in any way based upon or derived from any capital or voting stock of the Company or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its subsidiaries may vote. Except (A) as set forth above, (B) for rights that have arisen under the ESPP and (C) for the Convertible Notes and the Exchangeable Shares, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, contract, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. Except for shares of Restricted Stock, there are not any outstanding contractual obligations of the Company or any of its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of its subsidiaries. The Company is not a party to any voting agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries and, to the knowledge of the Company (as defined in Section 8.03), as of the date of this Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries.

(iv) The conversion price per share of Company Common Stock of any debt securities of the Company or any of its subsidiaries convertible into shares of Company Common Stock as of the date of this Agreement is as set forth on Section 3.01(c)(iv) of the Company Disclosure Letter.

        (d) Authority; Noncontravention.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval (as defined in Section 3.01(r)) and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the

Company, the consummation by the Company of the transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable the Merger, this Agreement and the transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company’s stockholders to be held as set forth in Section 5.01(b), and (iv) recommending that the Company’s stockholders adopt this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its subsidiaries to require the Company or any of its subsidiaries to acquire such security), any provision of (i) the Certificate of Incorporation, as amended, or the Bylaws, as amended, of the Company or the certificate of incorporation or bylaws (or similar organizational documents) of any of its subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, permit, concession, franchise, license or legally binding arrangement or understanding (each, a “Contract”) to which the Company or any of its subsidiaries is a party or bound by or any of their respective properties or assets are bound by or subject to or otherwise under which the Company or any of its subsidiaries has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation (each, a “Law”) or (B) judgment, order or decree (“Judgment”), in each case, applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate are not reasonably likely to (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (4) any filings required under the rules and regulations of The Nasdaq Stock Market Inc. and (5) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made individually or in the aggregate are not reasonably likely to (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement.

(e) SEC Documents. The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with the SEC by the Company since January 1, 1999 (together with all information incorporated therein by reference, the “SEC Documents”). No subsidiary of the Company is required to file any report, schedule, form, statement or other document with the SEC. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document, and none of the SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement (a “Filed SEC Document”) has been revised or superseded by a later filed Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) of the Company included in the SEC Documents comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as set forth in the Filed SEC Documents, the Company and its subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate are reasonably likely to have a material adverse effect on the Company.

(f) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting (as defined in Section 5.01(b)) or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(g) Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has not been (A) any material adverse effect on the Company or any state of facts, change, development, effect or occurrence that is reasonably likely to result in a material adverse effect on the Company, (B) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (C) prior to the date of this Agreement, any split, combination or reclassification of any of the Company’s or any of its subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries, (D) prior to the date of this Agreement, (v) (I) any granting by the Company or any of its subsidiaries to any current or former director, officer, employee, independent contractor or consultant of the Company or any of its subsidiaries (collectively, “Company Personnel”) of any bonus opportunity or any increase in any type of compensation or benefits, except for grants of bonus opportunities and increases of base compensation, in each case, prior to the date of this Agreement in the ordinary course of business consistent with past practice, or (II) any payment by the Company or any of its subsidiaries to any Company Personnel of any bonus, except for bonuses paid or accrued prior to the date of this Agreement in the ordinary course of business consistent with past practice, (w) any granting by the Company or any of its subsidiaries to any Company Personnel of any severance or termination pay or of the right to receive any severance or termination pay or increases therein except for any granting of such pay or rights prior to the date of this Agreement in the ordinary course of business consistent with past practice, (x) any entry by the Company or any of its subsidiaries into, or any amendment of, (I) any currently effective employment, deferred compensation, severance, termination, employee benefit, loan, indemnification, stock repurchase, consulting or similar agreement (other than in the ordinary course of business consistent with past practice) between the Company or any of its subsidiaries, on the one hand, and any Company Personnel, on the other hand, or (II) any agreement between the Company or any of its subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (all such agreements under this clause (x), including any agreement of a type referred to in this Section 3.01(g)(D)(x)(II) which is entered into on or after the date hereof, collectively, “Benefit Agreements”), (y) any material amendment of any incentive award (including Stock Options, stock appreciation rights, performance units, restricted stock, stock repurchase rights or other stock-based or stock-related awards) or the material removal or modification of any restrictions in any such award or (z) any material amendment to, or material modification of, any Company Stock Plan or the ESPP, (E) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a material adverse effect on the Company, (F) prior to the date of this Agreement, any change in financial or tax accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law, (G) prior to the date of this Agreement, any tax election that individually or in the aggregate is reasonably likely to have a material adverse effect on the Company or any of its tax attributes or any settlement or compromise of any material income tax liability or (H) prior to the date of this Agreement, any revaluation by the Company or any of its subsidiaries of any of the material assets of the Company or any of its subsidiaries, except as required by GAAP.

(h) Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that individually or in the aggregate is reasonably likely to have a material adverse effect on the Company, nor is there any applicable Law or Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Entity involving the Company or any of its subsidiaries that individually or in the aggregate is reasonably likely to have a material adverse effect on the Company.

(i) Contracts. (i) Except for Contracts filed as exhibits to the Filed SEC Documents (including any form of Contract so filed), none of the Company or any of its subsidiaries is a party to or bound by or otherwise has rights or benefits under, and none of their respective properties or assets are bound by or subject to, any Contracts that are required to be filed as an exhibit to any Filed SEC Document under the Exchange Act and the rules and regulations promulgated thereunder. Except for Contracts (including forms of Contracts) filed as exhibits to the Filed SEC Documents, as of the date of this Agreement, none of the Company or any of its subsidiaries is a party to or bound by or otherwise has rights or benefits under, and none of their respective properties or assets are bound by or subject to, any of the following Contracts, written or oral, under which obligations remain outstanding:

(A) material Contract not made in the ordinary course of business and not otherwise listed on Sections 3.01(i)(i)(B) through (T) of the Company Disclosure Letter;

(B) Contract pursuant to which the Company or any of its subsidiaries has agreed not to compete with any person or to engage in any business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

(C) Contract providing for “exclusivity” or any similar requirement or pursuant to which the Company or any of its subsidiaries is restricted in any material respect, or which after the Closing would restrict Parent or any of its subsidiaries (other than the Company or any of its subsidiaries), with respect to the development, manufacture, marketing or distribution of their respective products or services (other than restrictions entered into in the ordinary course of business consistent with past practice);

(D) material Contract with (A) any affiliate of the Company or any of its subsidiaries, (B) any Company Personnel, (C) any union or other labor organization or (D) any affiliate of any such person (other than, in each case, (w) Contracts on arm’s-length terms with companies whose common stock is publicly traded, (x) offer letters, employment agreements or consulting agreements providing solely for “at will” employment with no right to severance benefits except as required by applicable Law,

(y) invention assignment and confidentiality agreements relating to the assignment of inventions to the Company or any of its subsidiaries not involving the payment of money and (z) Benefit Plans and Benefit Agreements referred to in Section 3.01(m));

(E) license or franchise granted by the Company or any of its subsidiaries pursuant to which the Company or any such subsidiary has agreed to refrain from granting license or franchise rights to any other person;

(F) (i) Contract under which the Company or any of its subsidiaries has incurred any indebtedness (other than payables in the ordinary course of business) that is currently owing, other than Contracts under which the Company and its subsidiaries have incurred indebtedness of less than $3,000,000 in the aggregate or (ii) Contract under which the Company or any of its subsidiaries has given any guarantee in respect of indebtedness, other than Contracts under which the Company and its subsidiaries have given guarantees in respect of indebtedness of less than $3,000,000 in the aggregate;

(G) material Contract (except for this Agreement) that requires consent, approval or waiver of, or notice to, a Governmental Entity or other third party in the event of or with respect to the Merger, including in order to avoid termination of or loss of a material benefit under any such Contract;

(H) material Contract (other than any Contract with Parent or any of its subsidiaries) containing any provisions (x) prohibiting or imposing any restrictions on the assignment of all or any portion thereof by the Company or any of its subsidiaries to any other person (without regard to any exception permitting assignments to subsidiaries or affiliates), or (y) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will conflict with, result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a material benefit, or the creation of any Lien upon any of the properties or assets of the Company, Parent or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person;

(I) material Contract providing for payments of royalties or other license fees to third parties, other than (x) any such fees not to exceed $1,000,000 per year pursuant to license agreements with respect to

Intellectual Property that is limited to the internal use of the Company or any of its subsidiaries and (y) Contracts of a type listed in Section 3.01(Q);

(J) Contract granting a third party any license to any of the Company’s material Intellectual Property that is not limited to the internal use of such third party, other than in the ordinary course of business consistent with past practice;

(K) Contract pursuant to which the Company or any of its subsidiaries has been granted by a third party any license to (x) any material Intellectual Property (other than third party code) or (y) any material third party code that is incorporated in any of the Company’s products, other than nonexclusive licenses obtained in the ordinary course of business of the Company and its subsidiaries consistent with past practice and other than, in the case of (x), any license agreements with respect to Intellectual Property that is limited to the internal use of the Company or any of the subsidiaries and provide for payments of royalties or other license fees not to exceed $1,000,000 per year;

(L) Contract granting the other party to such Contract or a third party “most favored nation” status that, following the Merger, would in any way apply to Parent or any of its subsidiaries (other than the Company following the Merger);

(M) Contract (x) providing for any license or franchise granted by the Company or any of its subsidiaries pursuant to which the Company or any of its subsidiaries has agreed or is required to provide any third party with access to source code that is material to any material product of the Company or any of its subsidiaries or to provide for such source code to be put in escrow or (y) containing a provision having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code that is material to any material product of the Company or any of its subsidiaries or that any such source code be released from escrow and provided to any third party (any such Contract described in clauses (x) or (y), a “Code Release Agreement”);

(N) Contract containing any “non-solicitation” or “no-hire” provision that restricts the Company or any of its subsidiaries;

(O) Contract for any material joint venture or partnership;

(P) Contract for any alliance or similar arrangement between the Company or any of its subsidiaries, on the one hand, and any of the persons set forth on Section 3.01(i)(i)(P) of the Company Disclosure Letter or their respective subsidiaries, on the other hand, (any such Contract, an “Alliance Contract”);

(Q) material Contract for any development, marketing, resale, distribution or similar arrangement relating to any product or service;

(R) material Contract entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding;

(S) Contract between the Company or any of its subsidiaries and any of the ten largest customers of the Company and its subsidiaries (determined on the basis of revenues received by the Company or any of its subsidiaries in the four consecutive fiscal quarter period ended June 30, 2002) (the “Major Customers”, and each such Contract, a “Major Customer Contract”); and

(T) Contract which (I) has aggregate future sums due from the Company or any of its subsidiaries in excess of $750,000 and is not terminable by the Company or any such subsidiary (x) for a cost of less than $300,000 or (y) on 90 (or fewer) days’ notice or (II) is entered into prior to the date of this Agreement and is otherwise material to the business of the Company and its subsidiaries, taken as a whole, as presently conducted.

Each Contract of the Company or any of its subsidiaries of a type listed in Section 3.01(i)(i) of this Agreement (each such Contract, whether or not filed as an exhibit to the Filed SEC Documents, a “Material Contract”) is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or its subsidiaries, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect, to be legal, valid and binding or to be enforceable that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. Each of the Company and its subsidiaries has performed or is performing all material obligations required to be performed by it under its Material Contracts and is not (with or without notice or lapse of time or both) in breach or default in any material respect thereunder, and, to the knowledge of the Company, no other party to any of its Material Contracts is (with or without notice or lapse of time or both) in breach or default in any material respect thereunder except, in each case, for such breaches, defaults, waivers or failures that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. To the knowledge of the Company, there are no circumstances that are reasonably likely to occur that could reasonably be expected to adversely affect the ability of the Company or any of its subsidiaries to perform its obligations under any Material Contract, except for such circumstances that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company.

(ii) As of the date of this Agreement, the Company has made available to Parent true and complete copies of all Material Contracts listed on Section 3.01(i) of the Company Disclosure Letter, including copies of any (A) Code Release Agreements, (B) Major Customer Contracts and (C) Alliance Contracts. As of the date of this Agreement, none of the Major Customers has terminated, failed to renew or requested any material amendment to any of its Major Customer Contracts, or any of its existing relationships, with the Company or any of its subsidiaries.

(j) Compliance with Laws.  Each of the Company and its subsidiaries is, and since January 1, 1999 has been, in compliance with all applicable Laws and Judgments of any Governmental Entity applicable to their businesses or operations, except for instances of possible noncompliance that individually or in the aggregate are not reasonably likely to (i) have a material adverse effect on the Company, (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (iii) prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement. None of the Company or any of its subsidiaries has received, since January 1, 1999 and through the date of this Agreement, a notice or other written communication alleging a possible violation by the Company or any of its subsidiaries of any applicable Law or Judgment of any Governmental Entity applicable to its businesses or operations, except for such violations that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. The Company and its subsidiaries have in effect all Federal, state and local, domestic and foreign, governmental consents, approvals, orders, authorizations, certificates, filings, notices, permits, concessions, franchises, licenses and rights (collectively “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted and there has occurred no violation of, or default (with or without notice or lapse of time or both) under, or event giving to any other person any right of termination, amendment or cancellation of, any such Permit, except for the lack of Permits and for such violations, defaults or events that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. The Merger, in and of itself, is not reasonably likely to cause the revocation or cancellation of any such Permit, which revocation or cancellation is reasonably likely to have a material adverse effect on the Company.

(k) Absence of Changes in Benefit Plans; Labor Relations.  Except as disclosed in the Filed SEC Documents, since the date of the most recent audited financial statements included in the Filed SEC Documents and through the date of this Agreement, none of the Company or any of its subsidiaries has terminated, adopted, amended in any material respect or agreed to amend in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option (including the Company Stock Plans), phantom stock, performance, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, arrangement or understanding (whether or not subject to the laws of the United States) maintained, contributed to or required to maintained or contributed to by the Company, any of its subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (each, a “Commonly Controlled Entity”), in each case, providing benefits to any Company Personnel (all such plans, arrangements or understandings including any such plan, arrangement or understanding which is entered into or adopted on or after the date hereof, collectively, “Benefit Plans”) or made any material change in the manner in which contributions to any Pension Plans (as defined in Section 3.01(m)) are made or the basis on which such contributions are determined. Except as disclosed in the Filed SEC Documents, neither the Company nor any of its subsidiaries is a party to any Benefit Agreement. There are no collective bargaining or other labor union agreements to which the Company or any of its subsidiaries is a party or by which it is bound. Since January 1, 1999 and through the date of this Agreement, neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or, to the knowledge of the Company, threatened employee strikes, work stoppages, slowdowns or lockouts. Except with respect to instances that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company, each of the Company and its subsidiaries (i) is, and since January 1, 1999 has been, in compliance with all applicable Laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and (ii) is not, and since January 1, 1999 has not, engaged in any unfair labor practice. Prior to the date of this Agreement, the Company has not received written notice of any unfair labor practice charge against the Company or any of its subsidiaries which is pending and, to the knowledge of the Company, there is no unfair labor practice charge against the Company or any of its subsidiaries threatened before the National Labor Relations Board or any comparable Governmental Entity.

(l) Environmental Matters.  Except with respect to instances that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company: (i) the Company and each of its subsidiaries are in compliance with all applicable Environmental Laws (as defined below); (ii) the Company and each of its subsidiaries have, and are in compliance with, all Permits required under Environmental Laws for the operation of their respective businesses and all such Permits are valid and in good standing; (iii) there are no pending, or to the knowledge of the Company or any of its subsidiaries, threatened Environmental Claims (as defined below) against the Company or any of its subsidiaries; (iv) neither the Company nor any of its subsidiaries have received notice that the Company or any of its subsidiaries is in non-compliance with any Environmental Law or subject to potential liability under any Environmental Law, including potential liability for the costs of investigating or remediating contaminated property pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, or analogous state law; (v) there have been no Releases (as defined below) or threatened Releases of Hazardous Substances (as defined below) on, at, under or about any properties currently or, during the period of ownership or operation by the Company or any of its subsidiaries, formerly owned, leased or operated by the Company or any of its subsidiaries, or any of their respective predecessors, and neither the Company nor any of its subsidiaries has Released, disposed of or arranged for the disposal of Hazardous Substances at any on-site or off-site location; (vi) there are no facts, circumstances or conditions that are reasonably likely to give rise to any liability of, or form the basis of an Environmental Claim against, the Company or any of its subsidiaries in connection with any Environmental Law; and (vii) neither the Company nor any of its subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that are reasonably likely to result in any Environmental Claim against the Company or any of its subsidiaries. For purposes of this Agreement, the term “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location or (y) the failure to comply with any Environmental Law. For purposes of this Agreement, the term “Environmental Laws” shall mean any applicable Federal, state or local, domestic or foreign, statutes, laws, regulations, ordinances, rules, codes, enforceable requirements, agreements, orders, decrees, judgments, Permits or injunctions issued, promulgated or entered into by any Governmental Entity relating to protection of the environment, natural resources or human health and safety, or to the use, management, disposal, Release or threatened Release of Hazardous Substances. For purposes of this Agreement, the term “Hazardous Substances” shall mean any explosive, radioactive, toxic or hazardous substances or materials (including asbestos or asbestos-containing materials, polychlorinated biphenyls, petroleum and petroleum products, and any other substances or materials defined as, or included in the definition of, “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances”) but excluding office and janitorial supplies properly and safely maintained. For purposes of this Agreement, the term “Release” shall mean any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, leaching, injecting, dumping, disposing or migrating into or through the environment.

(m) ERISA Compliance.  (i) Section 3.01(m)(i) of the Company Disclosure Letter contains a list of all “employee welfare benefit plans” (as defined in Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended

“ERISA”)), “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other Benefit Plans and all material Benefit Agreements that are in effect as of the date of this Agreement. The Company has made available to Parent true, complete and correct copies of (1) each Benefit Plan and each material Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, descriptions thereof), (2) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Benefit Plan, (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in accordance with its terms, except where the failure so to be administered individually or in the aggregate is not reasonably likely to have a material adverse effect on the Company. The Company and its subsidiaries and all the Benefit Plans are in compliance with all applicable provisions of ERISA, the Code and all other applicable Laws, except for instances of possible noncompliance that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company.

(ii) All Pension Plans intended to be tax qualified are so qualified and have been the subject of determination letters from the IRS or other Governmental Entity with respect to all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or have a remaining period of time under applicable Law to submit such determination letter to the effect that such Pension Plans are qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no determination letter has been revoked (or has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Pension Plan that would adversely affect the qualification of such Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA, except for events that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. All Pension Plans required to have been approved by any foreign Governmental Entity have been so approved or timely submitted for approval, no such approval has been revoked (nor has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Pension Plan that would affect any such approval relating thereto or increase the costs relating thereto, except for events that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. The Company has made available to Parent a true, complete and correct copy of the most recent determination or approval letter received with respect to each Pension Plan, as well as a true, complete and correct copy of each pending application for a determination or approval letter, if any.

(iii) Neither the Company nor any Commonly Controlled Entity has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Title IV of ERISA or is otherwise a defined benefit pension plan.

(iv) There are no understandings, agreements or undertakings, written or oral, that would prevent any Benefit Plan that is an employee welfare benefit plan as defined in Section 3(l) of ERISA (each, a “Welfare Plan”) (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the Effective Time (except for accrued benefits payable thereunder or ordinary administrative expenses). No Welfare Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

(v) No Company Personnel will be entitled to any additional compensation or benefits under any Benefit Plan or Benefit Agreement or any acceleration of the time of payment or vesting of any compensation or benefits as a result of the transactions contemplated by this Agreement or any benefits the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement (alone or in conjunction with the termination of employment, other than a termination by the Company, at or following the Effective Time) will (A) trigger any funding (through a grantor trust or otherwise) of any compensation or benefits or (B) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, any Benefit Plan or Benefit Agreement.

(vi) The deduction of any amount payable pursuant to the terms of the Benefit Plans or Benefit Agreements will not be subject to disallowance under Section 162(m) of the Code or any other applicable Law.

(vii) Since January 1, 1999 and through the date hereof, neither the Company nor any of its subsidiaries has received notice of, and, to the knowledge of the Company, there are no (A) pending termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or Benefit Agreement that individually or in the aggregate are reasonably likely to have a material adverse effect on the Company or (B) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Benefit Plan or Benefit Agreement.

(viii) All contributions, premiums and benefit payments under or in connection with the Benefit Plans or Benefit Agreements that are required to have been made by the Company or any of its subsidiaries have been timely made in all material respects. Neither the Company nor any of its subsidiaries has incurred any unfunded liabilities in relation to any Benefit Plan or Benefit Agreement. No Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(ix) With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company, any of its subsidiaries or any of their respective employees has engaged that could subject the Company, any of its subsidiaries or any of their respective employees, or, to the knowledge of the Company, a trustee or other fiduciary of any trust created under any Benefit Plan, to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law and (B) none of the Company, any subsidiary of the Company, or, to the knowledge of the Company, any trustee or other fiduciary of any Benefit Plan has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company, any subsidiary of the Company or, to the knowledge of the Company, any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable Law.

(x) The Company and its subsidiaries do not have any material liability or obligations, including under or on account of a Benefit Plan or Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any of its subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its subsidiaries.

(xi) Each of the Company Personnel set forth on Section 3.01(m)(xi)(A) of the Company Disclosure Letter has executed and delivered a binding agreement that includes a provision substantially similar to the provision set forth on Section 3.01(m)(xi)(A) of the Company Disclosure Letter, each of the Company Personnel set forth on Section 3.01(m)(xi)(B) of the Company Disclosure Letter has executed and delivered a binding agreement substantially in the form set forth on Section 3.01(m)(xi)(B) of the Company Disclosure Letter and each of the Company Personnel set forth on Section 3.01(m)(xi)(C) of the Company Disclosure Letter has executed and delivered a binding agreement substantially in the form set forth on Section 3.01(m)(xi)(C) of the Company Disclosure Letter and, in each case, copies of such agreements have been provided to Parent. Other than the Company Personnel set forth on Section 3.01(m)(xi)(A) or (C) of the Company Disclosure Letter and except as provided in Section 5.04(a)(ii) or Section 5.04(g), (i) no Company Personnel has entered into any employment agreement or arrangement with the Company or any of its affiliates that differs in any material respect from the form offer letter that is used by the Company or its affiliates in the country in which such Company Personnel is employed (which shall be provided to Parent within three weeks of the date hereof), or (ii) no Company Personnel is entitled to receive any (A) severance, termination or similar benefits in an amount that is more than $25,000 greater than (I) the minimum amount required to be provided by any applicable Law or (II) the amount provided pursuant to the severance plan listed on Section 3.01(m)(i) of the Company Disclosure Letter, as applicable, (B) bonus payments in excess of $25,000 (other than bonus payments made in the ordinary course of business consistent with past practice pursuant to a broad-based bonus program which is set forth on Section 3.01(m)(i) of the Company Disclosure Letter) or compensation provided outside the ordinary course of business (including any relocation bonus or benefit, or any compensation, indemnity or tax gross-up agreement related to the maintenance or sale of any residence) under existing agreements with, or plans or programs of, the Company or any of its affiliates or (C) any other payment or benefit that is related to, or contingent upon, the consummation of the transactions contemplated by this Agreement, including, without limitation, the accelerated vesting of Stock Options and shares of Restricted Stock or the forgiveness of indebtedness owed by such Company Personnel to the Company or any of its affiliates and (iii) to the actual knowledge of the Relevant Executives (as defined below) after reasonable inquiry and investigation, no Company Personnel is entitled to receive any of the payments or benefits described in clauses (ii)(A) or (B) above without regard to the $25,000 threshold contained in such clauses. For purposes of this Agreement, the term “Relevant Executives” means each executive officer of the Company or any of its subsidiaries and any other person reporting to such officer who had knowledge of the transactions contemplated by this Agreement prior to the date hereof.

(n) Taxes. (i) Each of the Company and its subsidiaries and each Company Affiliated Group (as defined below) has timely filed all Federal, state and local, domestic and foreign, income and franchise tax returns and reports and all other tax returns and reports required to be filed by it and all such returns and reports are complete and correct, except for such failures to file or to be complete and correct that individually or in the aggregate are not reasonably likely to result in a material liability for the Company. Each of the Company and its subsidiaries and each Company Affiliated Group has timely paid all taxes due with respect to the taxable periods covered by such returns and reports and all other taxes, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements, except for failures to pay or reserve for such taxes that individually or in the aggregate are not reasonably likely to result in a material liability for the Company.

(ii) No Federal, state or local, domestic or foreign, income or franchise tax return or report or any other material tax return or report of the Company or any of its subsidiaries or any Company Affiliated Group is currently under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of its subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company, any of its subsidiaries or any Company Affiliated Group (except for those arising after the date of this Agreement that individually or in the aggregate are not reasonably likely to result in a material liability for the Company). Each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid. No issues relating to taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no issues relating to taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period, except for issues first raised after the date of this Agreement that individually or in the aggregate are not reasonably likely to result in a material liability for the Company. All assessments for taxes due and owing by the Company, any of its subsidiaries or any Company Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. As of the date of this Agreement, no Federal, state or local, domestic or foreign, tax return or report of the Company or any of its subsidiaries or any Company Affiliated Group has ever been under audit or examination by the IRS or other relevant taxing authority. The relevant statute of limitations is closed with respect to the United States Federal tax returns of the Company and its subsidiaries.

(iii) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any taxes has been executed or filed with any taxing authority.

(iv) No Liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory Liens for taxes not yet due and Liens for taxes that the Company or any of its subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves have been established.

(v) None of the Company or any of its subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(vi) None of the Company or any of its subsidiaries will be required to include in a taxable period ending after the Effective Time material taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed SEC Documents) in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state or local tax law, domestic or foreign, or for any other reason.

(vii) No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any Company Personnel who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Benefit Plan, Benefit Agreement or other compensation arrangement currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) and no such disqualified individual is entitled to receive any additional payment (e.g., any tax gross-up or other payment) from the Company, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

(viii) The Company and its subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Federal, state or local laws, domestic or foreign) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable Laws, except for failures to withhold or pay over that individually or in the aggregate are not reasonably likely to result in a material liability for the Company.

(ix) The Company and its subsidiaries (i) have filed all required tax returns with respect to any and all taxes attributable to or resulting from the Company’s “CV/BV” structure, (ii) have either paid all such taxes or established adequate reserves for such taxes on the Company’s financial statements in accordance with GAAP, and (iii) have included in gross income for U.S. tax purposes all amounts required to be so included that are attributable to the “CV/BV” structure.

(x) For purposes of this Agreement, “taxes” shall include all (A) Federal, state and local, domestic and foreign, income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest penalties or additions with respect thereto, and any obligations under any Contracts with any other person with respect to such amounts, (B) liability for the payment of any amounts of the types described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (C) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (A) or (B). For purposes of this Agreement, “Company Affiliated Group” shall mean each affiliated, combined, consolidated or unitary group of which the Company or any of its subsidiaries is or has been a member.

        (o) Title to Properties. (i) The Company and each of its subsidiaries has good and marketable title to, or valid and enforceable leasehold interests in, all of its material properties and assets, except for such properties and tangible assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants, taxes that are not yet delinquent and similar encumbrances that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. All such material tangible assets and properties, other than assets and properties in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens, except for Permitted Liens and Liens that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company.

(ii) Each of the Company and its subsidiaries is in compliance in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such instances of noncompliance or failures to be in full force and effect that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all such material leases, except for failures to do so that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company.

(iii) Section 3.01(o)(iii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete list of (A) all material real property and interests in real property owned in fee by the Company or any of its subsidiaries and (B) all material real property and interests in real property leased by the Company or any of its subsidiaries.

          (p) Intellectual Property. (i) Section 3.01(p)(i) of the Company Disclosure Letter lists all issued patents, patent applications, registered trademarks, applications for registered trademarks, registered trade names, registered service marks, registered copyrights and applications therefor owned by the Company or any of its subsidiaries as of the date of this Agreement. The Company has made available to Parent true and correct copies of, and Section 3.01(p)(i) of the Company Disclosure Letter lists, all material license agreements relating to the Company’s or its subsidiaries’ Intellectual

Property to which the Company or any of its subsidiaries is a party as of the date of this Agreement, other than (except with respect to licenses or rights referred to in item (ii)(L) below) nonexclusive licenses granted in the ordinary course of the business of the Company and its subsidiaries consistent with past practice.

(ii) (A) The Company and each of its subsidiaries owns, or is licensed or otherwise has the right to use, (x) all Intellectual Property necessary for the conduct of all material parts of its business as currently conducted by the Company and (y) all other material Intellectual Property used in the conduct of any material part of its business.

(B) All issued patents, patent applications, registered trademarks, registered trademark applications, registered trade names, registered service marks and registered copyrights of the Company or any of its subsidiaries have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect, except where the absence of any such registration, filings or payments, as applicable, is not reasonably likely to have a material adverse effect on the Company.

(C) None of the products or services of the Company or any of its subsidiaries, taken as a whole, is infringing upon or otherwise violating the Intellectual Property rights of any third party, other than any infringements or violations that are not reasonably likely to have a material adverse effect on a material product of the Company.

(D) None of the products or services of the Company or any of its subsidiaries has infringed upon or otherwise violated the Intellectual Property rights of any third party, except for any infringements or violations which individually or in the aggregate are not reasonably likely to result in any material liability for the Company or any of its subsidiaries.

(E) The Company has not received notice of, and does not otherwise have knowledge of, any suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened with respect to, and the Company has not been notified in writing of, any possible infringement or other violation by the Company or any of its subsidiaries or any of its or their products or services of the rights of any person with regard to any Intellectual Property, except for such infringements or violations which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company.

(F) To the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by the Company or any of its subsidiaries, except for such infringements or violations which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company.

(G) Each of the former or current members of management or key personnel of the Company or any of its subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by the Company or any of its subsidiaries, have assigned or otherwise transferred to the Company all ownership and other rights of any nature whatsoever (to the extent permitted by law) of such person in any Intellectual Property owned, intended to be owned or used by the Company or any of its subsidiaries, except where the failure to do so is not reasonably likely to have a material adverse effect on a material product of the Company and none of the former or current members of management or key personnel of the Company or any of its subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by the Company or any of its subsidiaries, have a valid claim against the Company or any of its subsidiaries in connection with the involvement of such persons in the conception and development of any computer software or other Intellectual Property owned, intended to be owned or used by the Company or any of its subsidiaries, and no such claim has been asserted or, to the knowledge of the Company, threatened, in each case, other than claims that are not reasonably likely to have a material adverse effect on a material product of the Company.

(H) The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to any right, license or encumbrance relating to, any Intellectual Property owned or used by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries now has or has had any agreement with any third party, or any right of termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any agreement to which the Company or any of its subsidiaries is a party, or the loss or encumbrance of any Intellectual Property or benefit related thereto, or result in the creation of any Lien in or upon any Intellectual Property or right, except with respect to those Contracts which by their terms or nature are not transferable to Parent in connection with any of the transactions contemplated by this Agreement (such Contracts, the “Non-Transferable Contracts”) and except for any such conflicts, violations, breaches, defaults, rights, losses or Liens that are not reasonably likely to have a material adverse effect on a material product of the Company.

Section 3.01(p)(ii)(H) of the Company Disclosure Letter lists all material Non-Transferable Contracts.

(I) To the extent Third Party Software (as defined below) that is material to a material product of the Company is distributed to customers of the Company or any of its subsidiaries together with, and as part of, any material product of the Company or any of its subsidiaries currently marketed by, commercially available from or under development by the Company or any of its subsidiaries, (w) any third party rights have been identified in Section 3.01(p)(ii)(I) of the Company Disclosure Letter, (x) all necessary licenses have been obtained and (y) no royalties or payments in excess of $200,000 are due (or such royalties and payments are identified in Section 3.01(p)(ii)(I) of the Company Disclosure Letter).

(J) None of the material source code in any material products (other than source code with respect to which the Company knowingly made a reasonable business judgment to not keep such source code confidential) or other material trade secrets (other than trade secrets with respect to which the Company knowingly made a reasonable judgment to not keep such trade secrets confidential) of the Company or any of its subsidiaries has been published or disclosed by the Company or any of its subsidiaries, except pursuant to a non-disclosure agreement that is in the standard form used by the Company that has been provided to Parent prior to the date of this Agreement, or, to the knowledge of the Company or any of its subsidiaries, by any other person to any person except pursuant to licenses or Contracts requiring such other persons to keep such trade secrets confidential, except where such disclosure is not reasonably likely to have a material adverse effect on a material product of the Company.

(K) Neither the Company nor any of its subsidiaries has assigned, sold or otherwise transferred ownership of any material issued patent, patent application, registered trademark, trademark application, registered service mark, registered copyright or application therefor or any other material Intellectual Property during the two-year period immediately preceding the date of this Agreement.

(L) No licenses or rights have been granted to a third party to distribute any material source code for, or to use any source code to create Derivative Works (as defined below) of, any material product of the Company or any of its subsidiaries currently marketed by, commercially available from or under development by the Company or any of its subsidiaries for which the Company possesses the source code, except with respect to source code escrow arrangements entered into by the Company with its customers which are listed in Section 3.01(i)(i)(L) of the Company Disclosure Letter.

(M) The Company and each of its subsidiaries has (x) created and has safely stored back-up copies of all their material computer programs and software

(including object code, source code and associated data and documentation), and (y) taken all reasonable and necessary steps (other than the actions mentioned in the immediately proceeding clause (x)) to protect their material Intellectual Property and their rights thereunder, and to the knowledge of the Company no such rights to any material Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Company or any of its subsidiaries or otherwise, except, in the case of this clause (y), for instances in which the Company has knowingly made a reasonable business judgment to not protect such Intellectual Property.

(N) The information that was provided or disclosed by the Company or any of its subsidiaries to Parent prior to the date of this Agreement with respect to the material obligations or liabilities of the Company or any of its subsidiaries arising or resulting from the use of the material Intellectual Property of any third party in any of the material products of the Company or any of its subsidiaries currently marketed by, commercially available from or under development by the Company or any of its subsidiaries includes all material information (other than information that (x) is publicly available and (y) is reasonably available to Parent) as to the scope, terms and extent of all such material obligations and material liabilities and is true and complete in all material respects and neither the Company nor any of its subsidiaries has, prior to the date of this Agreement, omitted to state any material fact (other than any such fact that (x) is publicly available and (y) is reasonably available to Parent) necessary in order to make such information not misleading in any material respect.

(iii) For purposes of this Agreement, “Derivative Work” shall have the (iii) meaning set forth in 17 U.S.C. Section 101.

(iv) For purposes of this Agreement, “Intellectual Property” shall mean trademarks (registered or unregistered), service marks, brand names, domain names, certification marks, trade dress, assumed names, trade names and other indications of origin and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; computer programs and software (including object code, source code, and associated data and documentation), know-how and any other technology; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by a third party; writings and other works, whether copyrighted, copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing; licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing. For purposes of this Agreement, “Third Party Software” shall mean software (including object code, source code, and associated data and documentation) with respect to which a third party holds any copyright or other ownership right (and, therefore, such software is not owned exclusively by the Company or any of its subsidiaries).

        (q)  State Takeover Statutes.  The approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(d) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution and delivery of this Agreement or the consummation of the Merger. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

        (r)  Voting Requirements.  The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or the consummation of the transactions contemplated by this Agreement.

        (s)  Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees or commissions are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement will not exceed the fees and expenses set forth in Section 3.01(s) of the Company Disclosure Letter.

        (t)  Opinion of Financial Advisor.  The Company has received the opinion of Goldman, Sachs & Co., in customary form to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

        SECTION 3.02.  Representations and Warranties of Parent and Sub.  Parent and Sub represent and warrant to the Company as follows:

(a)  Organization.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted.

(b)  Authority; Noncontravention.  Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) any Contract to which Parent or Sub is a party or bound by or their respective properties or assets are bound by or subject to or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) applicable Law or (B) Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate are not likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the transactions contemplated by this Agreement or the compliance by Parent and Sub with the provisions of this Agreement, except for (1) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business and (3) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement.

(c)  Information Supplied.  None of the information supplied or to be supplied by Parent or Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)  Interim Operations of Sub.  Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

(e)  Capital Resources.  Parent has sufficient cash or access to cash to pay the aggregate Merger Consideration.

ARTICLE IV

Covenants Relating to Conduct of Business

        SECTION 4.01.  Conduct of Business.  (a)  Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except (i) as specifically disclosed in Section 4.01 of the Company Disclosure Letter, (ii) with the prior written consent of Parent (the decision with respect to which shall not be unreasonably delayed) or (iii) as specifically contemplated by this Agreement, the

Company shall, and shall cause each of its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers, software developers and other key employees and to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and maintain their franchises, rights and Permits. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (i) as specifically disclosed in Section 4.01 of the Company Disclosure Letter, (ii) with the prior written consent of Parent (the decision with respect to which shall not be unreasonably delayed) or (iii) as specifically contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to:

(i) (w) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (x) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (y) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options or shares of Restricted Stock except pursuant to forfeiture conditions of such Restricted Stock) or (z) take any action that would result in any amendment, modification or change of any term (including any conversion price thereof) of any debt security of the Company or any of its subsidiaries or the Exchangeable Shares;

(ii)  issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Stock or the value of the Company or any part thereof (other than (w) the issuance of shares of Company Common Stock in exchange for Exchangeable Shares outstanding on the date of this Agreement, (x) the issuance of shares of Company Common Stock upon the exercise of Stock Options or rights under the ESPP outstanding on the date of this Agreement in accordance with their present terms, (y) the granting of rights that may arise under the terms of the ESPP, to the extent permitted under Section 5.04(g)) and (z) the issuance during any three-month period of Stock Options representing up to 500,000 shares of Company Common Stock in the ordinary course of business consistent with past practice and with an exercise price per share at least equal to the market value of the Company Common Stock on the date of issuance (and with other material terms no more favorable to such employee than the terms of the Stock Options outstanding on the date of this Agreement that were issued under similar circumstances), to any employee of the Company (other than directors and executive officers of the Company) in connection with (A) the hiring of such employee, (B) the promotion of such employee or (C) a compensation package granted to such employee in an effort to counter what the Company reasonably believes to have been a bona fide offer of employment made to such employee by a third party;

(iii)  amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(iv)  acquire or agree to acquire (x) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or division thereof or (y) any material assets other than in the ordinary course of business consistent with past practice;

(v)  sell, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets other than in the ordinary course of business consistent with past practice, except for (A) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (B) Liens for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (C) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and (D) Liens that do not materially interfere with the conduct of the Company’s business and do not materially affect the use or value of the Company’s assets (“Permitted Liens”);

(vi) (x)  repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned subsidiary of the Company;

(vii)  incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that, in the aggregate, are in excess of $5,000,000 during any fiscal quarter;

(viii) (x) pay, discharge, settle or satisfy any material claims (including claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (y) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice, or (z) waive any material benefits of, or agree to modify in any adverse respect, or consent to any matter with respect to which its consent is required under, any material confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party;

(ix)  enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate or fail to exercise any right to renew any lease or sublease of real property, except for subleases, termination agreements and amendments shortening the term of any such lease or sublease, each on commercially reasonable terms with respect to excess real property leased or subleased to the Company or such subsidiary;

(x)  modify, amend or terminate any Contract to which the Company or such subsidiary is a party, or waive, release or assign any rights or claims thereunder, in each case in a manner materially adverse to the Company and its subsidiaries, taken as a whole;

(xi)  enter into any material Contract not otherwise prohibited by any other provision of this Agreement, including any Contracts involving material Intellectual Property; provided, however, that for purposes of this clause (xi), the following shall be deemed not to be material if entered into in the ordinary course of business consistent with past practice: (A) Contracts with users of the Company’s or any of its subsidiaries’ products or services relating to the sale or license of such products or services, (B) Contracts with distributors or resellers of the Company’s or any of its subsidiaries’ products or services, (C) licenses by the Company or any of its subsidiaries of technology that is included in or with the products of the Company or any of its subsidiaries, (D) Contracts that have aggregate future sums due from the Company or any of its subsidiaries in an amount not to exceed $750,000 and that are terminable by the Company or such subsidiary (x) for a cost of less than $300,000 or (y) on 90 (or fewer) days’ notice, (E) Contracts with third party service providers to provide services to the customers of the Company or any of its subsidiaries, (F) consulting services Contracts and (G) currency exchange swap agreements, currency exchange cap agreements or currency exchange collar agreements (other than those entered into for speculative purposes);

(xii) (x) increase in any manner the compensation or benefits of, or pay any bonus to, any Company Personnel, except for increases in the ordinary course of business consistent with past practice in base compensation for Company Personnel (other than executive officers or directors of the Company or any of its subsidiaries) which were communicated to such Company Personnel prior to October 31, 2002, or (y) except as required to comply with applicable Law or any Contract, Benefit Plan or Benefit Agreement in effect on the date of this Agreement, (A) pay to any Company Personnel any benefit not provided for under any Contract, Benefit Plan or Benefit Agreement in effect on the date of this Agreement other than the payment of base compensation in the ordinary course of business consistent with past practice, (B) except to the extent expressly permitted under Section 4.01(a)(ii), grant any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Contract, Benefit Plan or Benefit Agreement or awards made thereunder), (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract, Benefit Plan or Benefit Agreement, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract, Benefit Plan or Benefit Agreement, (E) adopt, enter into or amend any Benefit Plan or Benefit Agreement other than offer letters entered into with new employees in the ordinary course of business consistent with past practice that provide, except as required by applicable Law, for “at will employment” with no severance benefits or (F) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xiii) enter into any material Contract if consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any

Lien in or upon any of the properties or assets of the Company or Parent or any of their respective subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Contract;

(xiv) enter into any material Contract containing any restriction on the ability of the Company or any of its subsidiaries to assign, all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent or any of its subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xv) take any action (or omit to take any action) if such action (or omission) would or is reasonably likely to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

(xvi) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its subsidiaries or terminate the employment of any employee of the Company or any of its subsidiaries that has an employment, severance or similar agreement or arrangement with the Company or any of its subsidiaries;

(xvii) except as required by GAAP or applicable Law, change its fiscal year, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices;

(xviii) engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters or (C) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter);

(xix) enter into any Material Contract of the type described in Sections 3.01(i)(i)(B)-(D) or Sections 3.01(i)(i)(L)-(O);

(xx) enter into any Material Contract of the type described in Section 3.01(i)(i)(E), other than in the ordinary course of business consistent with past practice; or

(xxi) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its subsidiaries shall timely file all Federal, state and local, domestic and foreign, income and franchise tax returns and reports and all other material tax returns and reports (“Post-Signing Returns”) required to be filed by each such entity (after taking into account any extensions) and all Post-Signing Returns shall be complete and correct, except for failures to file or be true and correct that individually or in the aggregate are not reasonably likely to result in a material liability for the Company; (ii) the Company and each of its subsidiaries will timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with past practice for taxes payable by the Company or any of its subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company and each of its subsidiaries will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending against or with respect to the Company or any of its subsidiaries in respect of any material tax and will not settle or compromise any such Action relating to any material tax without Parent’s prior written consent; (v) none of the Company or any of its subsidiaries will make or change any material tax election without Parent’s consent, which consent shall not be unreasonably withheld; and (vi) the Company and each of its subsidiaries will retain all books, documents and records necessary for the preparation of tax returns and reports and tax audits.

(c) Advice of Changes; Filings. The Company shall confer with Parent at the times that Parent shall reasonably request (which is expected to be on a regular and frequent basis) to report on operational matters and other matters requested by Parent, other than patent applications. The Company and Parent shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

SECTION 2.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any director or officer of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Parent or its representatives) any information with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a bone fide written Takeover Proposal that such Board of Directors determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), was unsolicited and did not otherwise result from a breach of this Section 4.02, and subject to compliance with Section 4.02(c) and (d), (x) furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are equivalent to, and in no respect less favorable to the Company than, the terms of the Confidentiality Agreement dated September 16, 2002, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”) as such terms are applicable to Parent and the Company immediately after the execution of this Agreement; provided that all such information is provided on a prior or substantially concurrent basis to Parent and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent or Sub) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 15% or more of the total revenue, operating income or assets of the Company and its subsidiaries, taken as a whole, or (B) 15% or more of the outstanding shares of Company Common Stock, in each case other than the transactions contemplated by this Agreement.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), unless the Board of Directors of the Company or a committee thereof determines in good faith that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, (ii) adopt or approve any Takeover Proposal or propose publicly to adopt or approve any Takeover Proposal or resolve or agree to take any such action or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) or resolve or agree to take any such action. Notwithstanding anything in this Section 4.02 (b) to the contrary, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of Section 4.02(a), cause the Company to terminate this Agreement pursuant to Section 7.01(f) and concurrently enter into an Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to Section 7.01(f), and any purported termination pursuant to Section 7.01(f) shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 4.02, including the notification provisions in this Section 4.02, and with all applicable requirements of Sections 5.06(b) (including the payment of the Termination Fee (as defined in Section 5.06(b)) prior to or concurrently with such termination) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 7.01(f) until after the fifth business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 7.01(f) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period).

For purposes of this Agreement, the term “Superior Proposal” means any bona fide binding written offer not solicited by or on behalf of the Company or any of its subsidiaries made by a third party which, if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Board of Directors of the Company determines in its good faith judgment to have a higher value than the consideration payable in the Merger and which proposal is determined in good faith by the Board of Directors of the Company to be more favorable to the Company’s stockholders than the Merger, in each case taking into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.

        (c)  In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company promptly shall advise Parent orally and in writing of any Takeover Proposal, the terms and conditions of such Takeover Proposal (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making such Takeover Proposal. The Company will (i) on a daily basis, update Parent regarding the material resolved and unresolved issues related thereto (including material amendments or proposed amendments as to price and other material terms) and (ii) promptly upon receipt or delivery thereof, provide Parent with copies of all documents and written communications relating to such Takeover Proposal exchanged between the Company or any of its officers, directors, investment bankers, attorneys, accountants or other advisors, on the one hand, and the party making a Takeover Proposal or any of its officers, directors, investment banks, attorneys, accountants or other advisors, on the other hand.

        (d)  Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b).

        SECTION 4.03.  Conduct by Parent.  During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company prior to such action or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its subsidiaries to, take any action that would or is reasonably likely to result in (i) any representation and warranty of Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (ii) any such representation and warranty that is not so qualified becoming untrue in any material respect.

ARTICLE V

Additional Agreements

        SECTION 5.01.  Preparation of the Proxy Statement; Stockholders Meeting.  (a)  As promptly as practicable following the date of this Agreement, the Company shall prepare and, no later than the third business day immediately following the later of (x) the date of the public announcement of this Agreement and (y) the date on which Parent provides to the Company all information required to be provided by Parent for inclusion in the Proxy Statement, file with the SEC the preliminary Proxy Statement. Notwithstanding anything contained in this Agreement to the contrary, absent any Legal Restraint which has the effect of preventing such action, the Company shall, subject to

Parent’s reasonable cooperation, file with the SEC the definitive Proxy Statement on the 10th calendar day (or, if such calendar day is not a business day, the first business day subsequent to such calendar day) immediately following the filing of the preliminary Proxy Statement with the SEC and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company to occur on that day or as promptly as reasonably practicable thereafter. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between itand its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed. If at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

        (b)  The Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the fifth business day immediately following the date of the public announcement of the execution of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting the Company shall, absent any Legal Restraint which has the effect of preventing such action, cause to occur on the 20th calendar day (or, if such calendar day is not a business day, the first business day subsequent to such calendar day) immediately following the mailing of the Proxy Statement (the “Stockholders Meeting”), for the purpose of obtaining the Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time; provided, however, that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholders Meeting by no more than ten business days and the Company shall use its commercially reasonable efforts during such ten-business day period to obtain such a quorum as soon as practicable and (ii) the Company may delay the Stockholders Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by applicable Law to comply with written or oral comments made by the SEC with respect to the Proxy Statement (the date on which the Stockholders Meeting would be held pursuant to this Section 5.01(b) (without giving effect to any extension pursuant to Section 5.01(c) or 5.01(d)) the “Meeting Date”). Subject to Section 4.02(b)(i), the Board of Directors of the Company shall recommend to holders of the Company Common Stock that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

        (c)  Parent may, in its sole discretion, extend, prior to the mailing of the definitive Proxy Statement to the stockholders of the Company, any of (x) the time period from the filing of the preliminary Proxy Statement to the mailing of the definitive Proxy Statement to the stockholders of the Company as set forth in Section 5.01(a) and (y) the time period from the mailing of the definitive Proxy Statement to the stockholders of the Company to the date on which the Stockholders Meeting is held as set forth in Section 5.01(b) (in each of (x) and (y), after giving effect to any extension thereof resulting from the exercise by the Company of any of its rights provided for in Section 5.01(d)); provided, however, that in no event will the aggregate extensions by Parent pursuant to this Section 5.01(c) and the Company pursuant to Section 5.01(d) extend the Meeting Date by more than ten (10) calendar days.

        (d)  The Company may, in its sole discretion, extend, prior to the mailing of the definitive Proxy Statement to the stockholders of the Company, any of (x) the time period from the filing of the preliminary Proxy Statement to the mailing of the definitive Proxy Statement to the stockholders of the Company as set forth in Section 5.01(a) and (y) the time period from the mailing of the definitive Proxy Statement to the stockholders of the Company to the date on which the Stockholders Meeting is held as set forth in Section 5.01(b) (in each of (x) and (y), after giving effect to any extension thereof resulting from the exercise by Parent of any of its rights provided for in Section 5.01(c)); provided, however, that in no event will the aggregate extensions by the Company pursuant to this Section 5.01(d) and Parent pursuant to Section 5.01(c) extend the Meeting Date by more than ten (10) calendar days.

        SECTION 5.02.  Access to Information; Confidentiality.  (a) At Parent’s reasonable request, the Company shall, and shall cause each of its subsidiaries to, afford to Parent’s officers, employees, investment bankers, attorneys, accountants, environmental consultants and other advisors and representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees (including all software developers), attorneys, accountants, auditors (and, to the extent within the Company’s control, former auditors), other advisors and representatives and records for due diligence or integration planning purposes and, during such period, the Company shall, and shall cause each of its subsidiaries to, make available to Parent, and provide to Parent copies or originals if specifically requested by Parent of, (i) each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of any applicable Law or Judgment (other than the notification pursuant to the HSR Act or other antitrust filings, which shall be provided, if requested by Parent, pursuant to a joint defense agreement in customary form entered into between Parent and the Company or each of their respective counsel), (ii) all organizational documents, stock certificates and other evidences of equity interests, shareholders’ registers and other registers of equity interests, minute books, certificates of good standing, authorizations to do business and certified accounts of each subsidiary of the Company and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request (including the work papers of Ernst & Young LLP); provided, however, that the foregoing shall not entitle Parent or its officers, employees, investment bankers, attorneys, accountants or other advisors and representatives to have access to any patent application of the Company or any of its subsidiaries. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. Notwithstanding anything contained in this Section 5.02(a), Parent shall not perform any soil, groundwater or other “invasive” testing (as opposed to “non-invasive” site assessments) of any of the Company’s properties prior to the Effective Time without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).

        (b)  Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, as and to the extent requested by Parent, provide Parent with (A) a complete and correct list of all licenses issued by the Federal Communications Commission (the “FCC”) and held by the Company or any of its subsidiaries (the “FCC Licenses”), (B) complete and correct copies of each FCC License, (C) the address and physical location of the device(s) covered by each FCC License, (D) a written description of the purpose of the device(s) covered by each FCC License, (E) complete and correct copies of any Notices of Apparent Liability for Forfeiture issued by the FCC against the Company or any of its subsidiaries and (F) all reasonable information necessary for Parent to make an independent determination that the Company and its subsidiaries have complied with FCC rules regarding changes of ownership control of the FCC Licenses (including descriptions of any transactions that effected a change of ownership or control of the FCC Licenses (including any intracompany reorganizations) and corporate organizational charts depicting the ownership structure of the holder of the FCC Licenses before and after any such change of ownership or control.)

        (c)  The Company and Parent shall, and shall cause each of their respective subsidiaries to, cooperate to develop a mutually acceptable integration plan.

        SECTION 5.03.  Commercially Reasonable Efforts; Notification.  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity and (iv) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use its commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any party hereto be obligated to (A) agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, (x) any assets (whether tangible or intangible) or any portion of any business of Parent or any of its subsidiaries or (y) any material assets (whether tangible or intangible) or any material portion of any business of the Company or any of its subsidiaries or (B) litigate any suit, claim, action, investigation or proceeding, whether judicial or administrative brought by any Governmental Entity, (1) challenging or seeking to restrain or prohibit the consummation of the Merger; (2) seeking to prohibit or limit in any material respect the ownership or operation by the Company, Parent or any of their respective affiliates of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to require any such person to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Merger; or

(3) seeking to prohibit Parent or any of its affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, will notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.

        (b)  The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.02(a) would not be satisfied or (ii) the failure of it to perform in any material respect any obligation to be performed by it under this Agreement such that the condition set forth in Section 6.02(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

        (c)  Parent shall give prompt notice to the Company of (i) any representation or warranty made by it or Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) would not be satisfied or (ii) the failure of it or Sub to perform in any material respect any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.03(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

        (d)  Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, it being understood and agreed that this Section 5.03(d) shall not give Parent the right to direct such defense.

        SECTION 5.04.  Equity Awards.  (a) As soon as practicable following the date of this Agreement, the Company agrees that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents but not including the payment of any cash or non-cash consideration without Parent’s consent) as may be required to effect the following:

(i)  each Stock Option outstanding immediately prior to the Effective Time with an exercise price of less than $15.57 per share (each, a “Substituted Stock Option”) (other than those granted under the ESPP) shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Substituted Stock Option, the number of shares of Parent common stock, par value $0.20 per share (“Parent Common Stock”) (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Substituted Stock Option by a fraction (the “Option Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Parent Common Stock on the New York Stock Exchange Composite Transactions Tape on the ten trading days immediately preceding the date on which the Effective Time occurs at an exercise price per share of Parent Common Stock equal to (1) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Substituted Stock Option divided by (2) the Option Exchange Ratio (each, as so adjusted, an “Adjusted Option”); provided that such exercise price shall be rounded up to the nearest whole cent; provided, however, that any Substituted Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code), and that may not be adjusted in the foregoing manner and remain an incentive stock option, shall be adjusted in accordance with the requirements of Section 424 of the Code in a manner which most closely produces the economic results obtained with respect to other Adjusted Options (it being understood that it is the intention of the parties that Substituted Stock Options so assumed by Parent qualify, to the maximum extent permissible following the Effective Time, as “incentive stock options” (as defined in Section 422 of the Code), to the extent that such Substituted Stock Options qualified as “incentive stock options” prior to the Effective Time);

(ii)  each Stock Option with an exercise price of $15.57 or more per share of Company Common Stock (each, an “Affected Stock Option”) shall be terminated prior to the Effective Time by taking all actions required by the applicable provisions of the relevant Company Stock Plans regarding termination of Stock Options in connection with certain corporate transactions such as mergers and reorganizations of the Company and sales of substantially all of the assets of the Company including, without limitation, (A) providing timely notice (to allow for the termination of the Affected Stock Options prior to the Effective Time) to holders of Affected Stock Options that neither Parent nor any of its subsidiaries shall assume such Affected Stock Options or substitute Parent options for such Affected Stock Options, (B) permitting holders of Affected Stock Options to exercise such Affected Stock Options during the applicable exercise period specified by the applicable Company Stock Plan (which, in each case, shall expire on the date that is no later than one day before the Effective Time) (the “Exercise Period”) and (C) terminating the Affected Stock Options upon the expiration of the Exercise Period;

(iii)  subject to Section 5.04(a)(iii) of the Company Disclosure Letter, each share of Restricted Stock outstanding at the Effective Time shall be converted at the Effective Time into an amount of cash equal to the Merger Consideration (the “Restricted Stock Cash Amount”), which shall be subject to, and payable to the holder of such shares of Restricted Stock (each, a “Holder”) in accordance with, Section 5.04(f);

(iv)  make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the Merger;

(v)  take such action as necessary under the Company Stock Plans to ensure that all restrictions or limitations on transfer and vesting and all repurchase rights with respect to the Substituted Stock Options and shares of Restricted Stock, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect pursuant to their terms with respect to the corresponding Adjusted Options and Restricted Stock Cash Amounts after giving effect to the Merger and the assumption by Parent as set forth below; and

(vi)  ensure that any shares of Company Common Stock that have not been issued under any Company Stock Plan (the “Residual Shares”) shall be converted at the Effective Time into the number of shares of Parent Common Stock equal to the product of the number of such Residual Shares and the Option Exchange Ratio (the “Assumed Shares”).

        (b)  At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans, with the result that (A) all obligations of the Company under the Company Stock Plans, including with respect to Substituted Stock Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time and (B) Parent may issue the Assumed Shares after the Effective Time pursuant to the exercise of options or other equity awards granted under the Company Stock Plans or any other plan of Parent or any its affiliates. Parent may assume the Adjusted Options under an existing equity incentive plan.

        (c)  Within five business days immediately following the Effective Time, Parent shall either (i) prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options or (ii) assume the Adjusted Options under an existing equity incentive plan with respect to which a registration statement on Form S-8 (or another appropriate form) is currently effective. Any such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Adjusted Options may remain outstanding.

        (d)  As soon as practicable after the Effective Time, Parent shall deliver to the holders of Adjusted Options appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Adjusted Options and that such Adjusted Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.04 after giving effect to the Merger).

        (e)  A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related Company Stock Plan.

        (f)  Promptly after the Effective Time, Parent shall deposit with an escrow agent designated by Parent an amount equal to the aggregate Restricted Stock Cash Amounts, which amount shall be held in escrow and shall be paid in accordance with this Section 5.07(f). Each Holder shall be entitled to receive the Applicable Portion (as defined below) of the aggregate Restricted Stock Cash Amounts after each Lapse Date (as defined below); provided that if the Holder is not employed by Parent or its affiliates on a Lapse Date, the Holder shall not be entitled to receive the Applicable Portion for such Laspe Date and any subsequent Lapse Date and such Applicable Portion shall be paid to Parent; provided, however, that promptly after the Holder’s termination date, the Holder shall receive a cash payment equal to the aggregate Repurchase Price (as defined below). Promptly after each Lapse Date, Parent shall instruct the escrow agent to pay the Applicable Portion, as appropriate, to the applicable Holder or to Parent. For purposes hereof, (i) “Applicable Portion” means, in respect of each Holder, an amount equal to the product of the Merger Consideration and the number of shares of Restricted Stock held by such Holder at the Effective Time that would have vested or with respect to which the Company’s right to repurchase would have lapsed on the applicable Lapse Date and (ii) “Lapse Date” means, in respect of any shares of Restricted Stock, each date on which such shares would have vested or the Company’s right to repurchase such shares would have lapsed pursuant to such terms and conditions as were applicable under such Restricted Stock, and (iii) “Repurchase Price” means, in respect of the Applicable Portion, the price paid by the Holder for the shares of Restricted Stock held by such Holder at the Effective Time that would have vested and/or with respect to which the Company’s right to repurchase would have lapsed after the Holder’s termination date.

        (g)  Parent and the Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 5.04 and any other acquisitions of Parent equity securities or dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the Interpretive Letter dated January 12, 1999, issued by the SEC relating to Rule 16b-3.

        (h)  The Company shall take any actions with respect to the ESPP as are necessary to provide that (i) participation in the ESPP shall be limited to those employees who were participants on the date hereof, (ii) such participants may not increase their payroll deduction election or purchase elections from those in effect on the date hereof, (iii) the ESPP shall terminate, effective immediately before the Effective Time, (iv) each purchase right under the ESPP outstanding immediately before the Effective Time shall be automatically exercised by applying the payroll deductions of each current participant in the ESPP for such exercise period, as defined in the ESPP (each, an “Exercise Period”) to the purchase of whole shares of Company Common Stock (subject to the provisions of the ESPP regarding the number of shares purchasable per participant) at a purchase price per share equal to 85% of the lower of (A) the fair market value per share of Company Common Stock on the Offering Date (as defined in the ESPP) and (B) the fair market value per share of Company Common Stock on the last business day before the Effective Time and (v) there shall not be any additional Exercise Period commencing following the date of this Agreement under the ESPP.

        SECTION 5.05.  Indemnification, Exculpation and Insurance.  (a) Parent and Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and/or its subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

        (b)  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

        (c)  For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided that Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 5.05(c); provided, however, that in no event shall Parent be required to pay annualized aggregate premiums for insurance under this Section 5.05(c) in excess of 200% of the amount of the aggregate premiums paid by the Company for the period from June 30, 2002 to, and including, June 30, 2003 for such purpose (which premiums for such period are hereby represented and warranted by the Company to be $1,811,000); provided that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

        (d)  The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        SECTION 5.06.  Fees and Expenses.  (a) Except as expressly set forth in this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

        (b)  In the event that (i) (A) a Takeover Proposal has been publicly proposed by any person (other than Parent or any of its affiliates) or such person has publicly announced its intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or such a Takeover Proposal or intention has otherwise become widely known to the Company’s stockholders, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if the Stockholders Meeting has not been held by the date that is five business days prior to the date of such termination) or 7.01(b)(iii) and (C) within twelve (12) months after such termination, the Company or any of its subsidiaries enters into any definitive agreement providing for, or consummates, any Takeover Proposal (solely for purposes of this Section 5.06(b)(i)(C), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 15% shall be deemed references to 40%), (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c) or (iii) this Agreement is terminated by the Company pursuant to Section 7.01(f), then the Company shall pay Parent a fee equal to $65,000,000 (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent (w) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination (x) in the case of a termination by the Company pursuant to Section 7.01(f), concurrently with such termination and (y) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(C), upon the first to occur of such events. The Company acknowledges that the agreements contained in this Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.06(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.06(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

        SECTION 5.07.  Benefits Matters.  (a) Except as set forth below, following the Effective Time, the Surviving Corporation shall honor, or cause to be honored, all obligations of the Company and its subsidiaries under Benefit Agreements and Benefit Plans in accordance with the terms thereof. Nothing herein shall be construed to prohibit the Surviving Corporation from amending or terminating such Benefit Agreements and Benefit Plans in accordance with the terms thereof and with applicable Law.

        (b)  The Company shall use its reasonable best efforts (including reasonable best efforts to obtain all required consents but, except as consented to in writing by Parent, excluding the payment of any money or the provision of any other benefit) to have each Company Personnel who is party to an agreement or entitled to receive any compensation, benefit or payment, in each case, that is required to be listed on Section 3.01(m)(xi)(D) of the Company Disclosure Letter to execute and deliver prior to the Effective Time a binding agreement that includes a provision substantially similar to the provision set forth on Section 3.01(m)(xi)(A) of the Company Disclosure Letter hereto, a copy of which agreement shall have been provided to Parent prior to the Effective Time; provided that no Company Personnel shall be required to execute and deliver any such agreement with respect to any agreement, compensation, benefit or payment specifically listed on Section 3.01(m)(xi)(D) of the Company Disclosure Letter.

        SECTION 5.08.  Public Announcements.  Parent and Sub, on the one hand, and the Company, on the other hand, shall not issue any press release with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement without the consent of the other party, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which circumstances reasonable efforts to consult with the other party will still be required to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and all communications material to employees of the Company made on the day of the public announcement of the Merger shall be in the form heretofore agreed to by the parties. Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any public statements (other than press releases) with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

        SECTION 5.09.  Sub Compliance.  Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement. Sub shall not engage in any business other than in connection with the transactions contemplated by this Agreement.

        SECTION 5.10.  Delivery of Material Contracts.  Promptly following the date of this Agreement, and in no event later than the third business day immediately following the date of this Agreement, the Company shall make available to Parent at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation in New York City true and complete copies of all Material Contracts listed on Section 3.01(i)(i) of the Company Disclosure Letter (including true and complete copies of any (A) Code Release Agreements, (B) Major Customer Contracts and (C) Alliance Contracts) and thereafter the Company shall provide to Parent true and complete copies of any such Contracts specifically requested by Parent promptly following such request unless the Company is prohibited from providing such copies to Parent under the terms of the applicable Material Contract, in which case the Company shall make such Material Contract available to Parent in accordance with this Section 5.10.

        SECTION 5.11.  Convertible Notes.  (a) The Company shall deliver, or shall cause to be provided, in accordance with the terms of the Indenture dated as of February 2, 2000 (the “Indenture”), between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the “Trustee”), relating to the Convertible Notes, to the Trustee and to each Holder (as defined in the Indenture) as promptly as possible after the date hereof but in no event less than 20 days immediately prior to the Effective Time, the notice required by Section 12.6 of the Indenture.

        (b)  The Company shall, on the Closing Date, execute a supplemental indenture to the Indenture, that shall give effect to the provisions of Section 12.11 of the Indenture. The Company shall cause notice of the execution of such supplemental indenture to be given to each Holder promptly upon the execution thereof in accordance with the terms of Section 12.11 of the Indenture.

        (c)  The Company shall take all such further actions, including the delivery of the officers’ certificate and opinion of counsel required by Section 7.1(3) of the Indenture, as may be necessary to comply with all of the terms and conditions of the Indenture.

        (d)  On or before the 30th day immediately after the Effective Time, Parent shall deliver to all Holders the notice required by Section 14.3 of the Indenture (with respect to the right of the Holders to require repurchase of the Convertible Notes upon the occurrence of a Change of Control (as defined in the Indenture)).

        SECTION 5.12.  Exchangeable Shares.  (a) The Company shall cause its subsidiaries to take all necessary actions to redeem, repurchase or otherwise extinguish with shares of Company Common Stock all outstanding Exchangeable Shares prior to the Effective Time in accordance with the terms of the instruments governing the Exchangeable Shares.

        (b)  The Company shall cause (x) the Board of Directors of 1386501 Ontario Limited to approve the redemption of all the outstanding Exchangeable Shares and (y) the Board of Directors of 3037936 Nova Scotia Company to approve the exercise of its overriding call right in respect of the redemption of all outstanding Exchangeable Shares, in each of (x) and (y) no later than the third business day immediately following the date of the public announcement of this Agreement, in each case, conditional on satisfaction or waiver of all conditions necessary to consummate the Merger.

        (c)  The Company shall cause its applicable subsidiaries to send to all holders of the Exchangeable Shares any required notice of redemption and any required notice of the exercise of an overriding call right, in each case, conditional on satisfaction or waiver of all conditions necessary to consummate the Merger, no later than the date on which the definitive Proxy Statement with respect to the Merger is mailed to the stockholders of the Company in accordance with Section 5.01.

ARTICLE IV

Conditions Precedent

        SECTION 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)  Antitrust.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and, if legally required under the EC Merger Regulation, the European Commission shall have issued or deemed to have issued a decision under the EC Merger Regulation declaring the Merger compatible with the EC Common Market. All other material approval or waiting period under any other applicable competition, merger control, antitrust or similar law or regulation shall have been obtained or terminated or shall have expired.

(c)  No Injunctions or Legal Restraints.  No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively,

“Legal Restraints”) which has the effect of preventing the consummation of the Merger shall be in effect.

        SECTION 6.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, in each case other than any failures to be so true and correct that do not make it inadvisable, in the reasonable judgment of Parent, to proceed with the Merger. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)  No Litigation.  There shall not be pending any claim, suit, action or proceeding brought or threatened by any Governmental Entity, (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) seeking to prohibit or limit in any material respect, or place any material conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of a material portion of the business or assets or any material product of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate any material portion of the business or assets or any material products of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole; or (iii) seeking to (x) prohibit Parent or any of its affiliates from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole or (y) prevent the Company and its subsidiaries, taken as a whole, from operating their business in substantially the same manner as operated by the Company and its subsidiaries prior to the date of this Agreement.

(d)  Legal Restraint.  No Legal Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) of paragraph (c) of this Section 6.02 shall be in effect.

(e)  Consents.  Parent shall have received evidence, in form and substance reasonably satisfactory to it, that Parent or the Company shall have obtained all consents, approvals, authorizations, qualifications and orders of Governmental Entities or third parties required in connection with this Agreement and the transactions contemplated by this Agreement other than any such consents, approvals, authorizations, qualifications or orders set forth on Section 3.01(d) of the Company Disclosure Letter, except for those the failure of which to be obtained individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company.

        SECTION 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties. The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, in each case other than any failures to be so true and correct that do not make it inadvisable, in the reasonable judgment of the Company, to proceed with the Merger. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

(b)  Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

        SECTION 6.04.  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

        SECTION 7.01.  Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained:

(a)  by mutual written consent of Parent, Sub and the Company;

(b)  by either Parent or the Company:

    (i)  if the Merger shall not have been consummated by August 15, 2003 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

    (ii)  if any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

    (iii)  if, upon a vote at a duly held Stockholders Meeting to obtain the Stockholder Approval, the Stockholder Approval shall not have been obtained;

(c)  by Parent in the event an Adverse Recommendation Change has occurred;

(d)  by Parent, (i) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b), and (B) has not been or is incapable of being cured by the Company within 30 calendar days after its receipt of written notice thereof from Parent or (ii) if any Legal Restraint having any of the effects referred to in clauses (i) through (iii) of Section 6.02(c) shall be in effect and shall have become final and nonapplicable;

(e)  by the Company, if Parent shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b), and (ii) has not been or is incapable of being cured by Parent within 30 calendar days after its receipt of written notice thereof from the Company; or

(f)  by the Company in accordance with the terms and subject to the conditions of Section 4.02(b).

        SECTION 7.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the penultimate sentence of Section 5.02(a), Section 5.06, this Section 7.02 and Article VIII and except for any material breach of this Agreement by any party hereto (which material breach and liability therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.06(b)).

        SECTION 7.03.  Amendment.  This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders of the parties without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 7.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the parties without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

General Provisions

        SECTION 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 8.02.  Notices.  All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given upon (a) personal delivery, (b) transmitter’s confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by standard overnight carrier or when mailed in the United States by certified or registered mail, postage prepaid, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by notice hereunder):

if to Parent or Sub, to:

International Business Machines Corporation
New Orchard Road Avenue
Armonk, NY 10504

Attention: David L. Johnson
Telecopy: (914) 499-7803

with a copy to:

International Business Machines Corporation
New Orchard Road Avenue
Armonk, NY 10504

Attention: Gregory C. Bomberger, Esq.
Telecopy: (914) 499-6006

and with a copy to:

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Facsimile No: (212) 474-3700

Attention: Scott A. Barshay, Esq.

if to the Company, to:

Rational Software Corporation
18880 Homestead Road
Cupertino, CA 95014

Attention: Chief Executive Officer
Telecopy: (408) 863-4141

with a copy to:

Wilson Sonsini Goodrich & Rosati,
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Facsimile No: (650) 493-6811

Attention: Larry W. Sonsini, Esq.
Steve L. Camahort, Esq.

        SECTION 8.03.  Definitions.  For purposes of this Agreement:

(a)  an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)  as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry and investigation, of any executive officer of the Company.

(c)  “material adverse effect” on or with respect to the Company means any state of facts, change, development, effect or occurrence (any such item, an “Effect”) that is materially adverse to the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a material adverse effect on or with respect to the Company: (i) actions or omissions of the Company or any of its subsidiaries taken with the prior written consent of Parent, (ii) any change in the price or trading volume of the Company Common Stock in and of itself (but not any Effect underlying such change), (iii) any Effect to the extent (A) resulting from changes affecting the United States economy in general or (B) generally affecting the industries in which the Company operates, except, in the case of this clause (iii)(B), if the impact on the Company’s business is materially disproportionate to the impact on the business of other entities operating in such industries, (iv) any Effect to the extent resulting from changes affecting general worldwide economic or capital market conditions or (v) any Effect to the extent resulting from the announcement or pendency of the Merger (except for (A) any suit, action, investigation or proceeding if the underlying claim is not dependent on the announcement or pendency of the Merger, or (B) any refusal of third parties to license any material Intellectual Property to the Company or any of its subsidiaries other than pursuant to a Material Contract listed on Section 3.01(i)(i)(K) of the Company Disclosure Letter and made available or delivered to Parent); and provided further that clause (v) of this Section 8.03(c) shall not be applicable to the representations and warranties set forth in Section 3.01(d) hereof.

(d)  “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity; and

(e)  a “subsidiary” of any person means another person (i) of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first person or (ii) of which such first person is a general partner.

        SECTION 8.04.  Interpretation.  When a reference is made in this Agreement to an Article or to a Section, Subsection, Exhibit or Schedule, such reference shall be to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

        SECTION 8.05.  Counterparts.  This Agreement may be executed in one or more counterparts (including by telecopy), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 8.06.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement and (b) except for the provisions of Section 5.05, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies.

        SECTION 8.07.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        SECTION 8.08.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

        SECTION 8.09.  Consent to Jurisdiction.  Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Delaware State court, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware State court, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        SECTION 8.10.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

        SECTION 8.11.  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity.

        IN WITNESS WHEREOF, International Business Machines Corporation, Barron Acquisition Corp. and Rational Software Corporation have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL BUSINESS MACHINES CORPORATION,

by	/S/ DAVID L. JOHNSON

Name: David L. Johnson Title: VP, Corporate Development

BARRON ACQUISITION CORP.,

by	/S/ DAVID L. JOHNSON

Name: David L. Johnson Title: President

RATIONAL SOFTWARE CORPORATION,

by	/S/ MICHAEL T. DEVLIN

Name: Michael T. Devlin Title: Chief Executive Officer

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